BOWMAN & BOWMAN, P.A.
                          Certified Public Accountants

                         1705 Colonial Blvd., Suite D-l
                            Fort Myers, Florida 33907
                                 (941) 939-2301
                              (941) 939-1297 (Fax)

To the Board of Directors
AmeriNet Group.com, Inc.
Formerly
Equity Growth Systems, inc.
(A Development Stage Company)
3821-B Tamiami Trail, Suite 201
Port Charlotte, Florida 33952

We consent to the use of our audit report dated April 23, 1999, except Note 2 and Note 5B(b) as to which date is November 10, 1999 on the financial statements of Equity Growth Systems, Inc. for the year ended December 31, 1998 in their current SEC filing dated on or about this eighth day of December, 1999.

/s/ Larry Bowman
Bowman & Bowman, P.A.
Certified Public Accountants
Fort Meyers, Florida
December 8, 1999


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